                       SHARE SALE AND PURCHASE AGREEMENT

                                    BETWEEN

                              JOHN WOOD GROUP PLC

                                      AND

                              ERC INDUSTRIES, INC



--------------------------------------------------------------------------------

                IN RESPECT OF THE ENTIRE ISSUED SHARE CAPITAL OF

                  WOOD GROUP PRESSURE CONTROL HOLDINGS LIMITED

--------------------------------------------------------------------------------



                                    MAY 1999



                             WGPS LEGAL DEPARTMENT
                                 16920 PARK ROW
                                 HOUSTON, TEXAS
                                     77084

                              TEL (1) 281 398 0911
                              FAX (1) 281 398 9862

                              SHARE SALE AGREEMENT

Parties:

JOHN WOOD GROUP PLC a company incorporated in Scotland under the Companies Acts of the United Kingdom (company number 36219) and having it's Registered Office at John Wood House, Greenwell Road, Aberdeen, Scotland AB12 3AX ("the Vendor"); and

ERC INDUSTRIES, INC. a corporation incorporated under the Laws of Delaware and having a place of business at 1441 Park Ten Boulevard, Houston, Texas 77084 ("the Purchaser")

Recitals

WHEREAS:-

(A) The Vendor is the owner of the entire issued share capital of Wood Group Pressure Control Holdings Limited a company incorporated in Scotland under the Companies Acts of the United Kingdom (company number 191311) and having it's Registered Office at John Wood House, Greenwell Road, Aberdeen, Scotland AB12 3AX ("the Company");

(B) The Purchaser wishes to buy and the Vendor has agreed to sell the entire issued share capital of the Company;

(C)  The parties wish to record the terms of their agreement in writing.

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

Operative provisions:

1.   INTERPRETATION

     1.1. In this agreement, including the Schedules the following terms have the following meanings, unless they are inconsistent with the context:


TERM                                               MEANING
----                                               -------

`AGREED FORM'           the form agreed between the parties on or prior to the
                        date of this agreement and initialled for the purpose of identification by their respective solicitors

`CA'                    Companies Act 1985

`COMPANIES ACTS'        CA, the former Companies Acts (within the meaning of CA
                        s 735(1)) and the Companies Act 1989

`COMPANY'               Wood Group Pressure Control Holdings Limited

`COMPLETION'            Completion of the purchase of the Shares in accordance
                        with clause 4

`COMPLETION DATE'       Friday May 14th, 1999

`CONSIDERATION SHARES'  1,350,000 ordinary shares of $0.01 each and 1,850,000 preferred shares of $1.00, credited as fully paid, of the Purchaser to be allotted to the Vendor pursuant to clause 3.1

`DEED OF INDEMNITY'     The Deed of Indemnity referred to in Clause 4.2.5

`DISCLOSURE LETTER'     The disclosure letter of the same date as this
                        Agreement from the Vendor to the Purchaser

`GROUP COMPANIES'       the Company and its Subsidiaries for the time being

`FRS' a financial reporting standard issued by The Accounting Standards Board Limited or an SSAP

`INDUSTRIAL PROPERTY    any patent, patent application, know-how, trade mark,
 RIGHTS'                trade mark application, trade name, registered design,
                        copyright or other similar industrial or commercial right

`LAST ACCOUNTS DATE'    December 31, 1998 (being the date to which the
                        Principal Accounts have been prepared)

`MANAGEMENT ACCOUNTS'   the unaudited management accounts of the subsidiaries
                        and the Company for the period to March 31, 1999

`PLANNING ACTS'         as defined in the Town and Country Planning Act 1990, s
                        336

`PRINCIPAL ACCOUNTS'    the audited balance sheet as at the Last Accounts Date
                        and audited profit and loss account for the year ended on the Last Accounts Date of each Group Company

`PROPERTIES'            the properties of the Group Companies shortly described
                        in Schedule Part Five

`SHARES' the one thousand ordinary shares of one pound Sterling in the capital of the Company comprising the whole of its issued and allotted share capital

`SSAP' is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited;

`SUBSIDIARY'            a subsidiary as defined in CA, s 736

`WARRANTIES'            the warranties and undertakings of the Vendor contained
                        in Clause 5 and Schedule Part Two

`WARRANTY CLAIM'        Any claim made by the Purchaser for breach of any of
                        the Warranties or any claim made by any Group Company under the Deed of Indemnity;


1.2. all references to a statutory provision shall be construed as including references to:

1.2.1. any statutory modification, consolidation or re-enactment for the time being in force;

1.2.2. all statutory instruments or orders made pursuant to a statutory provision;

1.2.3. any statutory provisions of which a statutory provision is a modification, consolidation, or re-enactment;

1.3. except where the context otherwise requires words denoting the singular include the plural and vice versa;

1.4. Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

2.   AGREEMENT FOR SALE

2.1. Subject to the terms and conditions of this Agreement, the Vendor shall sell the Shares with full title guarantee free from all liens charges and encumbrances and the Purchaser shall purchase the Shares with all rights now or hereafter attaching to them and with effect from the date of this Agreement.

3.   PURCHASE CONSIDERATION

3.1. The purchase consideration for the Shares shall be the allotment at Completion of the Consideration Shares.

3.2. The Consideration Shares shall be issued on terms that the Ordinary Shares will rank pari passu in all respects with the ordinary shares of the Purchaser in issue at the date of allotment save as regards any dividend declared or paid by reference to a record date which is prior to Completion and that the preferred stock will rank in accordance with the terms of the Certificate of stock designation relating to such stock.

3.3. The Parties agree that they will as soon as practicable after the closing of the transaction contemplated in this Agreement enter into a Registration Rights Agreement in relation to the Consideration Shares which will be in substantially the same terms as the last Registration Rights Agreement entered into in relation to the last stock of the Purchaser issued to the Vendor.

4.   COMPLETION

4.1. Completion shall take place at the offices of the Company or the Purchaser on the Completion Date when all the transactions mentioned in the following sub-clauses shall take place.

4.2.    The Vendor shall deliver to the Purchaser:

4.2.1. duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of the Shares together with the relative share certificates;

4.2.2. A certified copy of the minutes of the meeting of the Board of the Vendor approving this transaction;

4.2.3. the statutory books of each Group Company complete and up-to-date and their certificates of incorporation;

4.2.4. written confirmation from the Vendor that there are no subsisting guarantees given by any Group Company in it's favour;

4.2.5. a validly executed Tax Deed of Indemnity of the form set out in Part Six of the Schedule.

4.3.    A Board meeting of the Company shall be held at which:

4.3.1. such persons as the Purchaser may nominate shall be appointed additional directors;

4.3.2. the transfers referred to in clause 4.2.1 shall be approved (subject to stamping); and

4.4. Upon completion of the matters referred to in clauses 4.2 & 4.3 the Purchaser shall deliver to the Vendor definitive share certificates in respect of the Consideration Shares;

4.5. Following Completion, the Purchaser shall use its reasonable endeavours to procure the release of the Vendor from all liability arising after Completion under any guarantees given by it on behalf of the Group Companies.

5.   WARRANTIES AND UNDERTAKINGS BY THE VENDOR

5.1.    The Vendor warrants to the Purchaser that:

5.1.1. the Vendor has and will have full power and authority to enter into and perform this agreement which when executed will constitute a binding obligation on it in accordance with it's terms;

5.1.2. the Shares constitute the whole of the issued and allotted share capital of the Company;

5.1.3. there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Shares and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

5.1.4. the Vendor will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

5.1.5. the Subsidiaries listed in Schedule Part One are all the present Subsidiaries of the Company;

5.1.6. the information in the Disclosure Letter relating to the Group Companies is true and accurate in all material respects;

5.1.7. Other than as disclosed to the Purchaser in the Disclosure Letter, the Company or (where specified) a Subsidiary of the Company is the sole beneficial owner of the shares in the Subsidiaries of the Company listed in Schedule Part One free from any encumbrance;

5.1.8. the Warranties in Schedule Part Two are true and accurate in all material respects;

5.1.9. the contents of the Disclosure Letter, are true and accurate in all material respects and fully and fairly disclose the matters to which they relate.

5.2. the Vendor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that it has made due enquiry into the subject matter of that Warranty.

5.3. Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this agreement shall govern or limit the extent or application of any other clause.

5.4. The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or by it failing to exercise or delaying the exercise of any right or remedy (except a specific and duly authorised written waiver or release), and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.5. The Purchaser acknowledges that it has not been induced to enter into this agreement by any representation or warranty other than the Warranties.

5.6. The Warranties are given subject to the matters fully and fairly disclosed in the Disclosure Letter.

5.7. Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis in the event that any of the Warranties proves to be untrue or misleading, the Vendor hereby covenants to pay to the
Purchaser:

5.7.1. The amount necessary to put the Group Company into the position which would have existed if such Warranties had been true and not misleading; and

5.7.2. All proper and reasonable costs and expenses incurred by the Purchaser and the Group Company directly as a result of such breach.

6.   PENSIONS

6.1.    The provisions of Schedule Part Three shall apply.

7.   VENDOR' PROTECTION

7.1.    The provisions of Schedule Part Four shall apply.

8.   GENERAL

8.1. This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

8.2. all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability and no Group Company shall have any liability in respect of them.

8.3. Any notice required to be given by any of the parties under this agreement may be sent by post to the address of the addressee as set out in this agreement or to such other address as the addressee may have notified for the purpose of this clause. Communications sent by post shall be deemed to have been received forty-eight hours after posting. In proving service by post it shall be necessary to prove only that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

9.   ARBITRATION.

9.1. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, or the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the Parties covenant and agree as follows:

9.1.1. The Parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

9.1.2. If the Parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Aberdeen, Scotland, under the auspices of, and pursuant to the arbitration rules of the International Chamber of Commerce as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by the Vendor, one of which shall be selected by Purchaser, and the third of which shall be selected by the two arbitrators so selected.
Any award issued as a result of such arbitration shall be final and binding between the Parties, and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The Parties agree to abide by and perform any award rendered by the arbitrators. If either Vendor or Purchaser seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing Party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses from the non-prevailing Party, in addition to any other relief to which it may be entitled. If a dispute arises and one Party fails or refuses to designate an arbitrator within 30 days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other Party and such arbitration award shall be as binding as if 3 arbitrators had participated in the arbitration proceeding. Either Vendor or Purchaser may cause an arbitration proceeding to commence by giving the other Party notice in writing of such arbitration. Vendor and Purchaser covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this section to the contrary, neither Vendor nor Purchaser shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief.

9.2. Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

10.  GOVERNING LAW

10.1.  This Agreement shall be governed by the Law of Scotland.

IN WITNESS WHEREOF this Agreement and the Schedule annexed are executed as follows:-

At _____________________ on _________________1999 for and on behalf of the
Vendor as follows:-

By __________________ Director        _____________________________
                                                          Signature

In the presence of the following witness:-

Witness Name______________________    _____________________________
                                                          Signature
Address___________________________

And at _____________________ on _________________1999 for and on behalf of the
Purchaser as follows:-

By __________________ Director        _____________________________
                                                          Signature

In the presence of the following witness:-

Witness Name______________________    _____________________________
                                                          Signature
Address___________________________

                               SCHEDULE PART ONE

                           Details of group companies

                              Part 1: The Company


Company number:                          191311
--------------------------------------------------------------------------------
Date of incorporation:                   19th November 1998
--------------------------------------------------------------------------------
Share capital:                           Ordinary Shares of One Pound Sterling
                                         each
--------------------------------------------------------------------------------
     Authorised                          10,000
--------------------------------------------------------------------------------
     Issued                              1,000
--------------------------------------------------------------------------------
Registered office:                       John Wood House, Greenwell Road,
                                         Aberdeen, Scotland AB12 3AX
--------------------------------------------------------------------------------
Directors:                               Hugh Fraser, Kenneth Andrew Wade
                                         Taggart & Allister Langlands
--------------------------------------------------------------------------------
Secretary:                               Graham Good
--------------------------------------------------------------------------------


                    Part 2: The Subsidiaries of the Company

Wood Group Engineering Services (Peterhead) Limited

Wood Group Engineering (Middle East) Limited

Arabian Oil Equipment Services LLC

                               SCHEDULE PART TWO

                                   Warranties
1.   ACCOUNTS

1.1.    The Principal Accounts

1.1.1. gave a true and fair view of the assets and liabilities of each Group Company at the Last Accounts Date and its profits for the financial period ended on that date;

1.1.2. comply with the requirements of the Companies Acts and other relevant statutes;

1.1.3.  comply with all FRSs applicable to a United Kingdom company;

1.1.4. are not affected by any extraordinary, exceptional or non-recurring item;

1.2.    Book debts

1.2.1. No part of the amounts included in the Principal Accounts, or subsequently recorded in the books of any Group Company, as owing by any debtors is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the relevant Group Company as irrecoverable in whole or in part.

1.2.2. To the best of the Vendors knowledge, the amounts due from debtors as at Completion (less the amount of any relevant provision or reserve,) will be recoverable in full in the ordinary course of business; and none of those debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

1.3.    Books and records

1.3.1. All the accounts, books, ledgers, financial and other records, of whatsoever kind, of each Group Company are in its possession or control; do not contain any material inaccuracies or discrepancies and fairly record its trading transactions.

1.4.    Management Accounts

1.4.1. The Management Accounts of each Group Company disclose all material tangible assets of the Group Company and all material liabilities known to the Directors of that Group Company as at their date.

2.      CORPORATE MATTERS

2.1.    Subsidiaries, associations and branches

2.1.1. No Group Company is the holder or beneficial owner of or has agreed to acquire any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries listed in Schedule Part One.

2.2.    Options over group companies' capital

2.2.1. Except as required by this agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of any Group Company (including any option or right of pre-emption or conversion).

2.3.    New issues of capital

2.3.1. No share or loan capital has been issued or allotted, or agreed to be issued or allotted, by any Group Company since the Last Accounts Date.

2.4.    Commissions

2.4.1. No one is entitled to receive from any Group Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2.5.    Memoranda and articles of association, statutory books and resolutions

2.5.1. The copy of the memorandum and articles of association of each Group Company attached to the Disclosure Letter is accurate and complete in all material respects

2.5.2. The register of members and other statutory books of each Group Company have been properly kept in all material respects and fairly record the matters with which they should deal.

2.5.3. No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

2.5.4. Since the Last Accounts Date no alteration has been made to the memorandum or articles of association of any Group Company and no resolution of any kind of the shareholders of any Group Company has been passed (other than resolutions relating to routine business at annual general meetings and in respect of the renewal of the Group Companies banking facilities).

2.6.    Investigations

2.6.1. No investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of any Group Company are pending or taking place and to the best of the Vendors knowledge none are threatened.

3.   FINANCE

3.1.    Capital commitments

3.1.1. There are no outstanding commitments on capital account at the date of this agreement other than (1) those incurred in the ordinary course of the business of each Group Company and (2) those not exceeding $250,000.

3.2.    Dividends and distributions

3.2.1. All dividends or distributions declared, made or paid by each Group Company have been declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts. No dividends have been declared which have not been paid in full.

3.3.    Bank and other borrowings

3.3.1. No Group Company has outstanding, or has agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Principal Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Management Accounts.

3.4.    Liabilities

3.4.1. There are no material liabilities of any Group Company which are outstanding other than those liabilities disclosed in the Principal Accounts and Management Accounts, or liabilities not exceeding $250,000 in aggregate incurred in the ordinary and proper course of trading since the date of the Management Accounts.

3.4.2. There has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the fixed assets of any Group Company;

3.4.3. No Group Company has been the tenant of, or a guarantor in respect of, any leasehold heritable property other than the Properties.

3.5.    Government grants

3.5.1. Full details of all grants, subsidies or financial assistance applied for or received by the Group Companies from any governmental department or agency or any local or other authority are set out in the Disclosure Letter.

3.5.2. No Group Company has done or omitted to do any act or thing which could result in all or any part of any investment grant, employment subsidy or other similar payment made, or due to be made, to it becoming repayable or being forfeited or withheld in whole or in part.

4.      TRADING

4.1. Since the date of the Management Accounts (1) the business of each Group Company has been continued in the ordinary and normal course (2) there has been no deterioration in the turnover or the financial or trading position of any Group Company and (3) no part of the business has been affected by any abnormal factor not affecting similar businesses to a like extent.

4.1.1. There is no outstanding indebtedness of the Vendor to a Group Company other than indebtedness not exceeding $250,000 in aggregate incurred in the ordinary course of business.

4.2.    Effect of sale of shares

4.2.1. The Vendor has no knowledge or information that solely as a result of the proposed acquisition of the Company by the Purchaser:

4.2.1.1. any supplier of any Group Company will be entitled to cease supplying it or may substantially reduce its supplies to it;

4.2.1.2. any customer of any Group Company will be entitled to cease to deal with it or may substantially reduce its existing level of business with it;

4.2.2.    Compliance with the terms of this agreement does not and will not:

4.2.2.1. conflict with, or result in the breach of, or constitute a default under any agreement or document to which any Group Company is a party, or any provision of the memorandum or articles of association of any Group Company or any encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind by which or to which any asset of any Group Company is bound or subject;

4.2.2.2. relieve any person from any obligation to any Group Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by any Group Company, or to exercise any right, whether under an agreement with or otherwise in respect of any Group Company;

4.2.2.3. result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of any Group Company;

4.2.2.4. result in any present or future indebtedness of any Group Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

to the extent that any such event will have a material adverse effect on any Group Company.

4.3. Conduct of businesses in accordance with memoranda and articles of association

4.3.1. Each Group Company has at all times carried on business and conducted its affairs in all material respects in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is or has been a party.

4.3.2. Each Group Company is empowered and duly qualified to carry on business in all jurisdictions in which it carries on business to any material extent.

4.4.    Joint ventures and partnership

4.4.1. No Group Company is or has agreed to become a member of any joint venture, consortium, partnership or other unincorporated association.

4.5.    Agency agreements and agreements restricting business

4.5.1. No Group Company is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on which in any way restricts its freedom to carry on the whole or any part of its business in the United Kingdom or elsewhere in such manner as it thinks fit to the extent that such restriction would have a material adverse effect on the financial or trading position of any Group Company.

4.5.2. No Group Company is bound by any undertaking or assurances given to any court or governmental agency.

4.5.3. No order has been made or petition presented or resolution passed for the winding up of any Group Company, no material diligence, execution or other process has been levied in respect of any Group Company which remains undischarged, and there are no unfulfilled or unsatisfied judgements or court orders outstanding against any Group Company.

4.6.     Litigation, disputes and winding up

4.6.1. No Group Company is engaged in any litigation or arbitration proceedings as plaintiff or defendant; to the best of the Vendors knowledge information and belief there are no proceedings pending or threatened either by or against any Group Company; and to the best of the Vendors knowledge there are no circumstances which are likely to give rise to any litigation or arbitration.

4.6.2. There is no dispute with any revenue or other official, department in the United Kingdom or elsewhere, in relation to the affairs of any Group Company, and to the best of the Vendors knowledge there are no facts which may give rise to any dispute.

4.7.     Compliance with statutes

4.7.1.1. No Group Company and none of its officers, agents or employees (during the course of their duties in relation to it) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any substantial fine, penalty, default proceedings or other liability on its part.

4.7.1.2. Each Group Company has conducted and is conducting its business in accordance with all applicable laws and regulations.

4.7.1.3. Any breach of 4.7.1.1 and 4.7.1.2 shall only be actionable to the extent that such breach has a material adverse effect on the financial or trading position of any Group Company.

4.8.      Licences and consents

4.8.1. Each Group Company has obtained all necessary material licences and consents for the proper carrying on of its business and all the material licences and consents are valid and subsisting.

4.8.2. No Group Company is in breach of any of the terms or conditions of any of the material licences or consents; and there are no factors known to the

Vendor that might in any way material prejudice the continuation or renewal of any of them.

4.9.    Subsisting contracts

4.9.1. No Group Company is a party to any contract which is of an unusual or abnormal nature or outside the ordinary and proper course of business.

4.10.   Defaults by Group Company

4.10.1. No Group Company is in default under any contract to which it is a party to the extent that it would have a material adverse effect on any Group Company;

4.10.2. No written notice or claim of default under any contract has been made and is outstanding against any Group Company and to the best of the Vendors knowledge there are no circumstances which would give rise to a default;

4.11.   Other party's defaults

4.11.1. To the best of the Vendors knowledge information and belief no party to any agreement or arrangement with or under an obligation to any Group Company is in default under it to the extent that it would have a material adverse effect on any Group Company's financial or trading position;

4.12.   Defective products

4.12.1.1. To the best of the Vendors knowledge no Group Company has manufactured, sold or supplied products which are in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it.

4.13.   Insurance

4.13.1. The Group Companies carry and at all material times have carried insurance cover in an amount and against such risks as are normal for similar companies in their respective industries and geographical locations.

5.   EMPLOYMENT

5.1.    Employees and terms of employment

5.1.1. Each Group Company employs it's employees on terms which are broadly similar in all material respects to industry practice in relation to the business of each Group Company and the country in which each Group Company trades

5.2.    Industrial disputes and negotiations

5.2.1. None of the Group Companies or their respective employees is involved in any material industrial dispute, and to the knowledge of the Vendor there are no facts which might give rise to any material industrial dispute involving a Group Company.

6.   ASSETS

6.1.    Ownership of assets

6.1.1. The Group Companies owned at the Last Accounts Date all material assets included in the Principal Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still own all material assets included in the Principal Accounts (excluding the Properties) and all material tangible assets acquired since the Last Accounts Date.

6.1.2. Other than encumbrances arising as a mater of law there are no encumbrances over any material assets of the Group Companies.

6.2.    Plant in working order

6.2.1. To the best of the Vendors knowledge all material plant, machinery, vehicles and other equipment used in connection with the business of each Group Company is in a reasonable state of repair and condition (fair wear and tear excepted) and is not in need of any repair or replacement which will cost in excess of $250,000 in the next six months.

6.3.    Industrial property rights and trade secrets

6.3.1. To the best of the Vendors knowledge the Group Companies have valid rights to use all Industrial Property Rights required by any Group Company in connection with its business.

7.   PROPERTIES

7.1.    Title

7.1.1. The Properties comprise all the properties owned, occupied or otherwise used in connection with their businesses by the Group Companies.

7.1.2. Those of the Properties which are occupied or otherwise used by the Group Companies in connection with their businesses are occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

7.1.3. The information contained in Schedule Part Five as to the tenure of each of the Properties, the principal terms of the leases or licences held by the Group Companies, and the principal terms of the tenancies and licences subject to and with the benefit of which the Properties are held is accurate in all material respects.

7.2. Encumbrances

7.2.1. The Properties are free from any mortgage, debenture, charge, rent-charge, lien or any other encumbrance securing the repayment of monies or other obligation or liability of any of the Group Companies or any other person.

7.2.2. The Properties are not subject to any unusual and unduly onerous outgoings.

7.3.    Planning matters

7.3.1. To the best of the Vendors knowledge the use of each of the Properties is the permitted use for the purposes of the Planning Acts.

7.3.2. To the best of the Vendors knowledge planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts with respect to the development of the Properties, no permission has been suspended or called in and no application for planning permission is awaiting decision.

7.3.3. To the best of the Vendors knowledge building regulation consents have been obtained with respect to all material development, alterations and improvements to the Properties.

7.4.    Statutory obligations

7.4.1. To the best of the Vendors knowledge the Group Companies have complied and are complying in all material respects with all applicable statutory and by-law requirements with respect to the Properties.

7.5.    Adverse orders

7.5.1. There are no compulsory purchase notices, orders or resolutions affecting any of the Properties and to the best of the Vendors knowledge there are no circumstances likely to lead to any being made.

7.5.2. There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties and to the best of the Vendors knowledge there are no circumstances likely to lead to any being made.

With regard to the maters covered in warranties 7.3.1, 7.3.2, 7.3.3, 7.4.1,
7.5.1 and 7.5.2 they shall only be deemed to be breached to the extent that the breach would result in a material adverse effect on the relevant Group Company.

7.6.    Condition of the properties

7.6.1. The buildings and other structures on the Properties are in reasonable repair (fair wear and tear excepted) and fit for the purposes for which they are used.

7.6.2. There are no disputes with any neighbouring owner with respect to boundary walls and fences or with respect to any easement or right over or means of access to any of the Properties.

7.6.3. The principal means of access to each of the Properties is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to any of the Properties is shared with any other party nor subject to rights of determination by any other party.

7.6.4. Each of the Properties currently enjoys the main services of water, drainage, electricity and gas.

7.7.    Leasehold properties

7.7.1. The relevant Group Companies have paid the rent in respect of the Properties and to the best of the Vendors knowledge no obligation necessary to comply with any notice given by the landlord under any leases of the Properties is outstanding and unobserved or unperformed.

7.7.2. To the best of the Vendors knowledge all licences, consents and approvals required from the landlords and any superior landlords under any leases of the Properties have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

8.   ENVIRONMENTAL

8.1. To the best of the Vendor's knowledge the Group Companies are complying in all material respects with all laws and regulations relating to the protection of the environment which apply to them.

                              SCHEDULE PART THREE

                             Pension arrangements

It is not anticipated that there will be any adverse impact on the entitlement of any of the employees of any of the Group Companies to continue their existing pension arrangements and it is not anticipated that there will be any increased pension cost to any of the Group Companies as a result of their purchase by the Purchaser. In the event that there are any increased costs, the Parties will negotiate in good faith in order to reach agreement on an alternative arrangement which minimises the impact of the cost increase.

                              SCHEDULE PART FOUR

                         Vendor' protection provisions

(1) The liability of the Vendor in relation to the Warranties shall cease on the 2nd anniversary of the date of this Agreement (and on the 6th anniversary of the date of this Agreement in relation to claims under the Tax Deed of Indemnity) save as regards any alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim against the Vendor and the total amount of liability which results) has been given to the Vendor prior to that anniversary.

(2) The Vendor shall not be liable for any Warranty Claim unless their aggregate liability (or what would be their liability apart from this paragraph) exceeds (Pounds)250,000.

(3) The total liability of the Vendor under the Warranties and the Deed of Indemnity shall not in any event exceed (Pounds)2,500,000.

(4) In the event of any Warranty Claim being established, the Vendor shall be entitled to set off against the amount of any depletion in or reduction in the value of the assets of the Group Companies giving rise to the Claim (1) the amount by which (after adjustment where appropriate for taxation in respect of revenue items) the position of the Group Companies (taken as a whole) in respect of any other matter is established to be better than as so warranted (after adjustments where appropriate for taxation) and (2) the amount which has been established by way of a provision in the books of account of the Group Companies to reflect the matters giving rise to such Warranty Claim.

                               SCHEDULE PART FIVE

Workshop No1(0.866 acres rental (Pounds)4,600 per year excl VAT - terminates 15 March 2043) and Workshop No 2 (0.47 acres - rental (Pounds)2,690 per year excl. VAT - terminated 21 August 2042) at Blackhouse Industrial Estate, Peterhead, Aberdeenshire.

Old Fleming Building (2.10 acres - rental (Pounds)9,500 per year excl. VAT - terminates 27 May 2040) at Blackhouse Industrial Estate, Peterhead Aberdeenshire.

Leasehold workshop and office premises in Abu Dhabi on a short term leasehold extension while new leasehold premises are being purpose built for the Group Company

                               SCHEDULE PART SIX

                               Deed of Indemnity

Parties:

JOHN WOOD GROUP PLC a company incorporated in Scotland under the Companies Acts of the United Kingdom (company number 36219) and having it's Registered Office at John Wood House, Greenwell Road, Aberdeen, Scotland AB12 3AX ("the Covenantors"); and

WOOD GROUP PRESSURE CONTROL HOLDINGS LIMITED a company incorporated in Scotland under the Companies Acts of the United Kingdom (company number 191311) and having it's Registered Office at John Wood House, Greenwell Road, Aberdeen, Scotland AB12 3AX ("the Company")

Recital:

This deed is entered into pursuant to an agreement made between the Covenantors
(1) and ERC INDUSTRIES, INC. a corporation incorporated under the Laws of Delaware and having a place of business at 1441 Park Ten Boulevard, Houston, Texas 77084 ("the Purchaser") (2) relating to the sale of all the ordinary share capital of the Company (`the Agreement').


Operative provisions:

1.   DEFINITIONS

In this deed:

1.1. Words and expressions defined in the Agreement shall, except where otherwise provided or expressly defined below, have the same meaning in this deed.

1.2. `TAXATION' means all forms of taxation, duties, imposts and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere, and without prejudice to the generality of that expression includes:

1.2.1. income tax, corporation tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, customs and other import duties and national insurance contributions, any payment whatsoever which the Company may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above;

1.2.2. all costs, charges, interest, fines, penalties and expenses incidental, or relating, to any Taxation.

1.3. Where the context admits, `COMPANY' includes each Group Company, so that this deed shall apply to each Group Company as if it were the Company, and the covenants given by the Covenantors are expressly given to each Group Company and may be enforced against the Covenantors by each and every Group Company acting jointly or severally.

1.4. `RELIEF' includes any relief, allowance, exemption, set-off or deduction in computing or against profits, income or gains of any description or from any source, or credit against Taxation.

1.5. `LIABILITY TO TAXATION' means any liability to make a payment in respect of Taxation but does not include:

1.5.1. the loss, counteracting or clawing back of any Relief which would otherwise have been available to the Company;

1.5.2. the nullifying, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company;

provided however that if such loss, counteracting or clawing back of any such Relief as is referred to in clause 1.5.1 or the nullifying, cancellation or set-off of that right to repayment as is referred to in clause 1.5.2 results in the Company thereby suffering a liability to make a payment in respect of Taxation, that liability shall itself be a `Liability to Taxation' for the purposes of this deed.

1.6. `CLAIM FOR TAXATION' includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world, whereby it appears that the Company is or may be subject to a liability to Taxation (whether or not it is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement).

1.7. `FINAL DETERMINATION' means in relation to a Claim for Taxation where there is an appeal against that assessment:

1.7.1. an agreement under TMA s 54 or any legislative provision corresponding to that section; or

1.7.2. a decision of a court or tribunal from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit.

2.      INDEMNITY

2.1. Subject as provided below, the Covenantors jointly and severally covenant with the Company (for itself and as trustee for each Group Company) that they will indemnify each Group Company against:

2.1.1. either any Liability to Taxation or any depletion in the value of the assets of the Company arising by reason of or in consequence of or in connection with any Liability to Taxation;

2.1.2.  any settlement of a Claim for Taxation; and

2.1.3. the costs incurred by the Company in relation to any demands, actions, proceedings and claims in respect of Liabilities to Taxation or Claims for Taxation.

2.2. The indemnity in clause 2.1 shall apply only where the Liability to Taxation or the Claim for Taxation:

2.2.1. is made wholly or partly in respect of or in consequence of any acts, omissions or transactions of the Company or of the Covenantors occurring or entered into on or before the date of this deed; or

2.2.2. results from or is calculated by reference to any actual or deemed income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before that date; or

2.2.3. results from or is made by reference to any dividend or distribution paid or made, or deemed to have been paid or made, before that date.

2.3. In respect of any payment due from the Covenantors under clause 2.1, the Company may if it is satisfied that it will be or has been subject to a Liability to Taxation calculate and demand in writing from the Covenantors from time to time such amount as will ensure that the net receipt to the Company (after Taxation) in respect of the payment is the same as it would have been were the payment not subject to Taxation in the hands of the Company.

3.      EXCLUSIONS

3.1. The indemnity in clause 2.1 shall not apply to any Liability to Taxation or Claim for Taxation:

3.1.1. to the extent that an appropriate provision or reserve was made in the Principal Accounts or was specifically referred to in the notes to those Accounts;

3.1.2. for which the Company is or may become liable wholly or primarily as a result of transactions in the ordinary course of its business after the Last Accounts Date;

3.1.3. to the extent that the Liability or Claim arises as a result only of the appropriate provision or reserve in the Principal Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement;

3.1.4. which would not have arisen but for a voluntary act or transaction carried out by the Company after the date of this deed otherwise than in the ordinary course of business;

3.1.5. to the extent that liability is excluded or limited under the provisions of Schedule Part Four to the Agreement.

4.      MITIGATION

4.1. Except as provided in clause 4.2, the Covenantors shall be liable under the indemnity in clause 2.1 notwithstanding any Reliefs, rights of repayment or other rights or claims of a similar nature, which may be available to any person entitled to the benefit of the indemnity to set against or otherwise mitigate any Liability to Taxation, so that the indemnity in clause 2.1 shall take effect as though no such Reliefs, rights of repayment or other rights or claims were available.

4.2. The provisions of clause 4.1 shall not apply if and to the extent that the Reliefs, rights of repayment, or other rights or claims mentioned in that clause arose:

4.2.1. wholly or mainly by reason of any act, omission or transaction of any other Group Company before the Last Accounts Date;

4.2.2. wholly or mainly by reason of any act, omission or transaction of the Covenantors which does not cause the Company to incur any liabilities, costs or expenses (unless the Company receives a satisfactory indemnity against them) and, without prejudice to the generality of this clause, the Company shall co-operate at the cost of the Covenantors in making a claim for group relief which falls within this clause.

4.3. Where and to the extent that clause 4.2 applies, credit shall be given to the Covenantors against any liability under this deed for any such Reliefs, rights of repayment or other rights or claims as are mentioned in clause 4.1.

4.4. When the Covenantors have satisfied an obligation under this deed to indemnify the Company against a Liability to Taxation and the Company has (whether by operation of law, contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person in respect of the Liability to Taxation, the Company shall take all reasonable steps to enforce the right, giving credit to the Covenantors for any sum recovered by the Company by reason of the right, or shall at the request and expense of the Covenantors assign the right to the Covenantors, in such form as they shall reasonably require.

4.5.    If:

4.5.1. any provision for Taxation contained in the Principal Accounts is or has been at the date that any payment is due to be made by the Covenantors under clause 2 certified by the Company's auditors at the Covenantors' request and expense to be an over-provision; or

4.5.2. the tax liability which has resulted in the payment by the Covenantors gives rise to a corresponding saving for any Group Company;

the value (as certified by the Company's auditors) of the over-provision or corresponding provision shall be set off first against the payment then due from the Covenantors and secondly (to the extent there is any excess) against any further such payment(s) in chronological order until exhausted but if it is subsequently found that the over-provision or corresponding saving as certified was not in fact an over-provision or corresponding saving or that the certified amount or value was excessive any amount which has been set off under this clause in respect of the purported over-provision or corresponding saving shall on demand be repaid forthwith by the Covenantors to the Purchaser or (as the case may be) to the appropriate Group Company, the obligations of the Covenantors to make the repayment being joint and several.

5.      CONDUCT OF CLAIMS

5.1. The Company shall notify the Covenantors in writing of any Claim for Taxation which comes to its notice whereby it appears that the Covenantors are or may become liable to indemnify the Company under this deed. Where a time limit for appeal applies to the Claim, the notification shall be given as soon as reasonably possible after the date on which the Claim comes to the notice of the Company but, where no time limit applies or the period to which the limit relates has not commenced, the notification shall be given within fifty six days of that date.

5.2. The Company shall ensure that a Claim for Taxation to which this deed applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and is not paid prematurely; and for this purpose any payment made by the Company to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be paid prematurely.

5.3. the Company shall ensure at the request in writing of the Covenantors that the Covenantors are placed in a position to dispute on behalf of the Company any Claim for Taxation to which this deed applies and shall render, or cause to be rendered, to the Covenantors at their expense all such assistance as the Covenantors, or a majority of them, may reasonably require in disputing any Claim for Taxation.

5.4. Subject to clause 5.5, the Covenantors shall be entitled on behalf of the Company to instruct such solicitors or other professional advisers as the Covenantors, or a majority of them, may nominate to act on behalf of the Covenantors or the Company, to the intent that the conduct, and costs and expenses, of the dispute shall be delegated entirely to and be borne solely by the Covenantors. The costs arising from obtaining the determination of counsel shall be borne as to one half by the Covenantors and as to the other half by the Company.

5.5. In connection with the conduct of any dispute relating to a Claim for Taxation to which this deed applies:

5.5.1. the Covenantors shall keep the Company fully informed of all relevant matters and the Covenantors shall promptly forward or procure to be forwarded to the secretary of the Company copies of all correspondence and other written communications pertaining thereto;

5.5.2. the appointment of solicitors or other professional advisers shall be subject to the approval of the Company, such approval not to be unreasonably withheld or delayed;

5.5.3. the Covenantors shall make no settlement or compromise of the dispute, nor agree any matter in the conduct of the dispute which is likely to affect the amount involved or the future Liability to Taxation of the Company without the prior approval of the Company, such approval not to be unreasonably withheld or delayed;

5.5.4. if any dispute arises between the Company and the Covenantors as to whether the Claim should at any time be settled in full or contested in whole or in part, the dispute shall be referred to the determination of a senior tax counsel of at least ten years standing appointed by agreement between the Company and the Covenantors, or (if they do not agree) upon the application by either party to the President for the time being of The Law Society of Scotland, whose determination shall be final. The counsel shall be asked to advise whether in his opinion an appeal against the Claim would on the balance of probabilities be likely to succeed and as to how the costs of such dispute should be allocated between the Covenantors and the Company. Only if his opinion is in the affirmative shall an appeal be made and that Claim not then settled. Any further dispute arising between the Covenantors and the Company as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner.

5.6. The Company shall not be subject to any claim by or liability to, any of the Covenantors on the ground that it has not complied with the foregoing provisions, if it has bona fide acted in accordance with the instructions or approval of any one or more of the Covenantors.

6.      DATES FOR AND QUANTUM OF PAYMENTS

6.1. This clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Covenantors pursuant to this deed and (where expressly provided) the amounts of the payments or repayments.

6.2. The Covenantors shall make payment to the Company to the extent that and on the date on which the Company discharges or is deemed to discharge a Liability to Taxation in respect of which the Company is entitled to be indemnified under this deed.

6.3. The Company shall make a repayment to the Covenantors to the extent that and on the date on which the Company receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to clause 6.2. Any repayment to the Covenantors pursuant to this clause 6.3 shall not prejudice the right of the Company to recover from the Covenantors under this deed in the event that a further Liability to Taxation is imposed upon the Company, whether in respect of matters to which the repayment relates or otherwise.

6.4. For the purposes of clause 6.2, the Company shall be deemed to discharge a Liability to Taxation:

6.4.1.  on the date on which the Company pays any amount of Taxation;

6.4.2. on the date on which any Liability to Taxation would have fallen due but for Reliefs, rights of repayment or other rights or claims of a similar nature to which clause 4.1] applies.

6.5. For the purpose of clause 6.3, the Company shall be deemed to receive a repayment:

6.5.1. on the date on which the Company receives a repayment of Taxation to which clause 6.2 applies;

6.5.2. if and when the Company would have received a repayment but for a Liability to Taxation in respect of which the Company is not entitled to be indemnified under this deed;

6.5.3. if and when the Company would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or

6.5.4. if and when the Company is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

6.6. Upon Final Determination of a relevant Claim for Taxation the Covenantors shall promptly pay to the Company such amount or further amount in addition to any sums already paid under this deed as is required to cover the full liability of the Covenantors under this deed.

6.7. Any dispute in relation to the provisions of clauses 6.4, 6.5 or 6.6 may be referred, by the Company or the Covenantors, to the auditors for the time being of the Company, acting as experts and not as arbitrators, whose certificate shall be final and binding upon the parties in the absence of manifest error.

7.      GENERAL

7.1. The Company shall procure that each other Group Company performs its obligations under this deed.

7.2. This deed shall be binding on the Covenantors and their respective successors and personal representatives.

7.3. The benefit of this deed may not be assigned in whole or in part by the Company.

7.4. The provisions of the Agreement relating to notices shall apply to any notice to be given under, or in connection with, this deed.

7.5 The construction, validity and performance of this deed shall be governed by the laws of Scotland.

IN WITNESS WHEREOF this Agreement and the Schedule annexed are executed as follows:-

At _____________________ on _________________1999 for and on behalf of the
Covenantors as follows:-

By __________________ Director        _____________________________
                                      Signature

In the presence of the following witness:-

Witness Name______________________        _____________________________
                                          Signature
Address___________________________


And at _____________________ on _________________1999 for and on behalf of the
Company as follows:-

By __________________ Director        _____________________________
                                      Signature

In the presence of the following witness:-

Witness Name______________________        _____________________________
                                          Signature
Address___________________________